EXHIBIT 99.1

Investor Relations contact:
Blair W. Lambert
Tel: 415-278-7933
investor_relations@gymboree.com

Media Relations contact:
Kimberly Kim
Tel: 415-278-7472
media_relations@gymboree.com
The Gymboree Corporation Chairman Retires; Company Names New Chairman and Lead Outside Director
San Francisco, Calif., July 20, 2006 – The Gymboree Corporation (NASDAQ: GYMB) today announced that Lisa Harper, Chairman and Chief Creative Officer, has retired from the Company. Matthew McCauley, Chief Executive Officer, has been named Chairman of the Board. John Pound, a member of the Board of Directors since August 2000, has been designated as Lead Director for the independent directors.
Ms. Harper joined The Gymboree Corporation in January 1999 as Vice President of Design and served as Chief Executive Officer from February 2001 until January 2006. She has been the Chairman of the Board since June 2002.
“We are grateful for the significant turnaround that Gymboree has achieved under Lisa’s leadership,” commented Mr. McCauley, Chief Executive Officer. “And we are fortunate to be supported by such a talented group of merchants and designers led by President Kip Garcia. His seasoned team will continue carrying on the tradition of creating the best fashion and highest quality children’s apparel in the marketplace.”
As a result of Ms. Harper’s retirement, the Company will incur a one-time pre-tax charge of approximately $3.4 million ($0.07 per diluted share) in the second fiscal quarter of 2006. In terms of financial guidance, management now expects a loss for the second fiscal quarter of 2006 in the range of $0.11 to $0.09 per diluted share. Full year 2006 earnings are expected to be in the range of $1.35 — $1.38 per diluted share.
About The Gymboree Corporation
The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of July 1, 2006, the Company operated a total of 680 stores: 569 Gymboree(R) retail stores (541 in the United States and 28 in Canada), 25 Gymboree Outlet retail stores, 69 Janie and Jack(R) retail shops and 17 Janeville(R) stores in the United States. The Company also operates online stores at www.gymboree.com and www.janieandjack.com, and offers directed parent-child developmental play programs at 531 franchised and company-operated centers in the United States and 27 other countries.
Forward-Looking Statements
The foregoing paragraphs contain forward-looking statements relating to future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 28, 2006. These forward-looking statements reflect The Gymboree Corporation’s expectations as of July 20, 2006. The Gymboree Corporation undertakes no obligation to update the information provided herein.
Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation. Janeville is a trademark of The Gymboree Corporation.